Exhibit 99.1

Quanex Building Products Appoints Manish Shah and Amit Singhi to Board of Directors

HOUSTON, TEXAS – August 12, 2024 – Quanex Building Products Corporation (NYSE: NX) (“Quanex” or the “Company”) today announced the appointment of Manish H. Shah and Amit Singhi to its Board of Directors effective August 12, 2024.

George Wilson, President and Chief Executive Officer, commented, “Manish and Amit are both proven, forward-thinking leaders, and we’re looking forward to the insights they’ll bring to Quanex as we continuously strengthen our focus on profitable growth across all areas of the Company. We’re confident in the value of their unique perspectives, and our leadership team is looking forward to their contributions.”

Mr. Shah is the Chief Digital Transformation Officer at ServiceNow (NYSE: NOW), an IT service management and workflow automation company. He is also the founder and principal member of Gnosis Advisory Group, a business leadership advisory firm. Prior to these roles, Mr. Shah was Senior Vice President and Chief Information Officer of Community Health Systems (NYSE: CYH), responsible for patient digital experience across 85 hospitals operating in 16 states from 2013 to 2020, as well as Senior Vice President of IT Infrastructure for Aurora Health Care. He has also served as a Director of Gibraltar Industries (NASDAQ: ROCK) since February 2021. Mr. Shah earned a Master of Science in Management Information Systems from Roosevelt University and an MBA from the Illinois Institute of Technology.

Mr. Singhi is the Chief Financial Officer of Humanetics, a high-tech global industrial technology group focusing on safety, digital and sensor solutions for critical environments. From 2017 to 2020, Mr. Singhi was the Chief Operating and Financial Officer of Piston Group, with responsibility for all operating and financial matters. Before that, from 2015 to 2017, he served as Chief Financial Officer at FLIR Systems (NASDAQ: FLIR), leading all finance and IT functions. Mr. Singhi began his career in 1994 at Ford Motor Company (NYSE: F). Mr. Singhi earned a Master of Science in Engineering and an MBA from the University of Michigan.

About Quanex

Quanex is a global manufacturer with core capabilities and broad applications across various end markets. The Company currently collaborates and partners with leading OEMs to provide innovative solutions in the window, door, vinyl fencing, solar, refrigeration, custom mixing and cabinetry markets.  Looking ahead, Quanex plans to leverage its material science expertise and process engineering to expand into adjacent markets.

Contact:

Scott Zuehlke

SVP, Chief Financial Officer & Treasurer

713-877-5327

scott.zuehlke@quanex.com